Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

StoneBridge Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Primary Offering
Fees to Be Paid	Equity	Ordinary Shares underlying Public Warrants	457(g)	10,000,000	(2)	$11.50	(4)	$115,000,000.00	0.0001476	$16,974.00
Fees to Be Paid	Equity	Ordinary Shares underlying Private Warrants	457(g)	7,700,000	(3)	$11.50	(4)	$88,550,000.00	0.0001476	$13,069.98
Fees to Be Paid	Equity	Ordinary Shares	457(c)	125,115	(5)	$9.14	(6)	$1,143,551.10	0.0001476	$168.79
Secondary Offering
Fees to Be Paid	Equity	Ordinary Shares	457(c)	5,000,000	(7)	$9.14	(6)	$45,700,000.00	0.0001476	$6,745.32
Fees to Be Paid	Equity	Private Warrants to purchase Ordinary Shares	457(g)	7,700,000	(8)	$0.05	(9)	$385,000.00	0.0001476	$56.83
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—
	Total Offering Amounts					—		$250,778,551.10	—	$37,014.91
	Total Fees Previously Paid					—		—	—	—
	Total Fee Offsets					—		—	—	—
	Net Fee Due					—		$250,778,551.10	—	$37,014.91

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of up to 10,000,000 Ordinary Shares issuable upon exercise of the Public Warrants.

(3)	Consists of up to 7,700,000 Ordinary Shares issuable upon exercise of the Private Warrants.

(4)	The price per share is based on the exercise price per Warrant of $11.50 per share.

(5)	Represents 125,115 Ordinary Shares issuable to certain Selling Securityholders in connection with the closing of the Business Combination pursuant to Director Offer Letters.

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low trading prices of Ordinary Shares on March 28, 2024.

(7)	Represents the resale of up to 5,000,000 Ordinary Shares, including certain Founder Shares that were previously issued to the Sponsor in connection with the initial public offering of StoneBridge.

(8)	Represents (i) 7,000,000 Private Warrants issued to the Sponsor and (ii) 700,000 Private Warrants issued to CF&CO, in connection with a private placement in connection with the initial public offering of StoneBridge.

(9)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based on the average of the high and low trading prices of Public Warrants on March 28, 2024.